Exhibit 10.3

BLUE LASER FUSION, INC.

2026 STOCK INCENTIVE PLAN

(Adopted by the Board of Directors on September 4, 2026)

(Approved by the Stockholders on September 4, 2026)

Effective Date: September 4, 2026

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(f)	Exercise of Options	12
(g)	Effect of Change in Control	12
(h)	No Rights as a Stockholder	13
(i)	Modification, Extension, and Renewal of Options	13
(j)	Restrictions on Transfer of Shares	13
(k)	Buyout Provisions	13

SECTION 8.	PAYMENT FOR SHARES	13

(a)	General Rule	13
(b)	Surrender of Stock	13
(c)	Services Rendered	14
(d)	Cashless Exercise	14
(e)	Net Exercise	14
(f)	Other Forms of Payment	14
(g)	Limitations under Applicable Law	14

SECTION 9.	STOCK APPRECIATION RIGHTS	14

(a)	SAR Award Agreement	14
(b)	Number of Shares	14
(c)	Exercise Price	14
(d)	Exercisability and Term	15
(e)	Effect of Change in Control	15
(f)	Exercise of SARs	15
(g)	Modification, Extension, or Assumption of SARs	15
(h)	Buyout Provisions	15

SECTION 10.	STOCK UNITS	15

(a)	Stock Unit Award Agreement	15
(b)	Payment for Awards	15
(c)	Vesting Conditions	16
(d)	Voting and Dividend Equivalent Rights	16
(e)	Form and Time of Settlement of Stock Units	16
(f)	Death of Participant	16
(g)	Creditors’ Rights	17

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SECTION 11.	CASH-BASED AWARDS AND STOCK-BASED AWARDS	17

SECTION 12.	ADJUSTMENT OF SHARES	17

(a)	Adjustments	17
(b)	Dissolution or Liquidation	18
(c)	Merger or Reorganization	18
(d)	Reservation of Rights	19

SECTION 13.	DEFERRAL OF AWARDS	19

(a)	Committee Powers	19
(b)	General Rules	19

SECTION 14.	AWARDS UNDER OTHER PLANS	20

SECTION 15.	PAYMENT OF DIRECTORS’ FEES IN SECURITIES	20

(a)	Effective Date	20
(b)	Elections to Receive NSOs, SARs, Restricted Shares, or Stock Units	20
(c)	Number and Terms of NSOs, SARs, Restricted Shares, or Stock Units	20

SECTION 16.	LEGAL AND REGULATORY REQUIREMENTS	20

SECTION 17.	TAXES	21

(a)	Withholding Taxes	21
(b)	Satisfaction of Withholding Obligation	21
(c)	Withholding Indemnification	21
(d)	Section 409A	21

SECTION 18.	TRANSFERABILITY	22

SECTION 19.	PERFORMANCE AWARDS	22

SECTION 20.	RECOUPMENT	23

SECTION 21.	NO EMPLOYMENT RIGHTS	24

SECTION 22.	DURATION AND AMENDMENTS	24

(a)	Term of the Plan	24
(b)	Right to Amend the Plan	24
(c)	Effect of Termination	24

SECTION 23.	AWARDS TO PARTICIPANTS OUTSIDE THE UNITED STATES	24

SECTION 24.	GOVERNING LAW	25

SECTION 25.	SUCCESSORS AND ASSIGNS	25

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BLUE LASER FUSION, INC.

2026 STOCK INCENTIVE PLAN

SECTION 1. ESTABLISHMENT AND PURPOSE.

The Plan is effective on the close of the business combination contemplated by the Merger Agreement, dated as of September 4, 2026 by and among the Company (formerly known as Unite Acquisition 2 Corp.), Blue Laser Fusion Acquisition Co., and Blue Laser Subsidiary, Inc. (formerly known as Blue Laser Fusion Inc.) (the “Effective Date”). The Plan’s purpose is to enhance the Company’s ability to attract, retain, incent, reward, and motivate persons who make (or are expected to make) important contributions to the Company and/or its Subsidiaries and Affiliates by providing Participants with equity ownership and other incentive opportunities.

SECTION 2. DEFINITIONS.

(a) “Affiliate” means any corporation or other entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under the common control with, the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting or other securities, by contract, or otherwise.

(b) “Award” means any award under the Plan of an Option, a SAR, a Restricted Share, a Stock Unit, a Stock-Based Award, or a Cash-Based Award.

(c) “Award Agreement” means the written agreement between the Company and the recipient of an Award, which contains the terms, conditions, and restrictions pertaining to such Award.

(d) “Board of Directors” or “Board” means the Board of Directors of the Company, as constituted from time to time.

(e) “Cash-Based Award” means an Award that entitles the Participant to receive a cash-denominated payment.

(f) “Cause” means, unless otherwise determined by the Committee in the applicable Award Agreement, with respect to a Participant’s termination of Service, the following: (a) in the case where there is no employment agreement, offer letter, consulting agreement, change in control agreement, or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award (or where there is such agreement in effect but it does not define “cause” (or words of like import)), the Participant’s (i) commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an Affiliate; (ii) substantial and repeated failure to perform duties as reasonably directed by the person to whom the Participant reports; (iii) conduct that brings or is reasonably likely to bring the Company or an Affiliate negative publicity or into public disgrace, embarrassment, or disrepute; (iv) gross negligence or willful misconduct with respect to the Company or an Affiliate; (v) material violation of the Company’s policies or codes of conduct, including policies related to discrimination, harassment, performance of illegal or unethical activities, or ethical misconduct; or (vi) any breach of any non-competition, non-solicitation, no-hire, confidentiality or other restrictive covenant between the Participant and the Company or an Affiliate; or (b) in the case where there is an employment agreement, offer letter, consulting agreement, change in control agreement, or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award that defines “cause” (or words of like import), “cause” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “cause” only applies on occurrence of a change in control, such definition of “cause” shall not apply until a change in control (as defined in such agreement) actually takes place and then only with regard to a termination thereafter.

(g) “Change in Control” means the occurrence of any of the following events:

(i)	A change in the composition of the Board occurs as a result of which fewer than one-half of the incumbent directors are directors who either:

(A)	Had been directors of the Company on the “look-back date” (as defined below) (the “original directors”); or

(B)

Were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved (the “continuing directors”);

provided, however, that for this purpose, the “original directors” and “continuing directors” shall not include any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board;

(ii)

Any Person who by the acquisition or aggregation of securities, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding Shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such Person’s beneficial ownership of any securities of the Company;

(iii)

The consummation of a merger or consolidation of the Company or a Subsidiary of the Company with or into another entity or any other corporate reorganization, if Persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the Company (or its successor) and (B) any direct or indirect parent corporation of the Company (or its successor); or

(iv)	The sale, transfer, or other disposition of all or substantially all of the Company’s assets.

For purposes of subsection (f)(i) above, the term “look-back” date means the later of (1) the Effective Date and (2) the date that is 24 months prior to the date of the event that may constitute a Change in Control.

Any other provision of this Section 2(f) notwithstanding, a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction, and a Change in Control shall not be deemed to occur if the Company files a registration statement with the United States Securities and Exchange Commission in connection with an initial or secondary public offering of securities or debt of the Company to the public or on account of any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof. The Committee will determine in its sole discretion whether a Change in Control has occurred.

(h) “Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(i) “Committee” means the Compensation Committee as designated by the Board, which is authorized to administer the Plan as described in Section 3 hereof.

(j) “Company” means Blue Laser Fusion, Inc., a Delaware corporation, including any successor thereto.

(k) “Consultant” means an individual who is an active or prospective consultant or advisor and who provides bona fide services to the Company, a Parent, a Subsidiary, or an Affiliate as an independent contractor (not including service as a member of the Board) or an active or prospective member of the board of directors of a Parent or a Subsidiary, in each case, who is not an Employee.

(l) “Disability” means any permanent and total disability as defined by Section 22(e)(3) of the Code, or in the case of a Participant outside the United States, such other definition as determined by the Committee for purposes of the Plan taking into consideration the provisions of applicable law.

(m) “Employee” means any individual who is a common-law, active, or prospective employee of the Company, a Parent, a Subsidiary, or an Affiliate (but not including any Outside Director).

(n) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(o) “Exercise Price” means, (i) in the case of an Option, the amount for which one Share may be purchased upon exercise of such Option, as specified in the applicable Option Award Agreement, and, (ii) in the case of a SAR, an amount, as specified in the applicable SAR Award Agreement, which is subtracted from the Fair Market Value of one Share in determining the amount payable upon exercise of such SAR.

(p) “Fair Market Value” with respect to a Share means the market price of one Share determined by the Committee as follows:

(i)

If the Stock was traded over-the-counter on the date of determination, then the Fair Market Value shall be equal to the last transaction price quoted for such date by the OTC Bulletin Board or, if not so quoted, shall be equal to the mean between the last reported representative bid and asked prices quoted for such date by the principal automated inter-dealer quotation system on which the Stock is quoted or, if the Stock is not quoted on any such system, by the Pink Quote system;

(ii)

If the Stock was traded on any established stock exchange (such as the New York Stock Exchange, The Nasdaq Capital Market, The Nasdaq Global Market, or The Nasdaq Global Select Market) or national market system on the date of determination, then the Fair Market Value shall be equal to the closing price as quoted on such exchange (or the exchange with the greatest volume of trading with respect to the Stock) on such date as reported in the Wall Street Journal or such other source as the Committee deems reliable; or

(iii)	If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems reasonable and appropriate.

The determination of fair market value for purposes of tax withholding may be made in the Committee’s discretion subject to applicable law and is not required to be consistent with the determination of Fair Market Value for other purposes.

For any date that is not a trading day, the Fair Market Value of a Share for such date shall be determined under clauses (i) and (ii) above with reference to the immediately preceding trading day. In all cases, the determination of Fair Market Value by the Committee shall be conclusive and binding on all persons and shall be consistent with the rules of Section 409A and Section 422 of the Code to the extent applicable.

(q) “ISO” means an Option intended to be an “incentive stock option” described in Section 422 of the Code. Each Option granted pursuant to the Plan will be treated as an NSO unless, as of the date of grant, it is expressly designated as an ISO in the applicable Award Agreement; provided, however, that each Option designated as an ISO that fails to qualify as such pursuant to Section 422 of the Code shall be treated as an NSO.

(r) “Nonstatutory Option” or “NSO” means an Option that is not an ISO.

(s) “Option” means an option entitling the holder to acquire Shares upon payment of the exercise price and satisfaction of all vesting conditions.

(t) “Outside Director” means a current or prospective member of the Board who is not a common-law employee of, or paid consultant to, the Company, a Parent, or a Subsidiary.

(u) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the Effective Date shall be a Parent commencing as of such date.

(v) “Participant” means a person who holds an Award.

(w) “Performance Award” means an Award under the Plan in which the vesting or other realization of the Award by a Participant is subject to the achievement of certain performance criteria over the course of a Performance Period, all as determined by the Committee in accordance with Section 19 below.

(x) “Performance Period” means the period of time selected by the Committee over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting or exercise of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Committee.

(y) “Person” means any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act. Notwithstanding the foregoing, for purposes of clause (ii) of the definition of Change in Control, Person but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company, a Parent, or Subsidiary, (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Stock, and (iii) the Company or any Subsidiary of the Company.

(z) “Plan” means this 2026 Stock Incentive Plan of Blue Laser Fusion, Inc., as amended, restated, modified, or otherwise supplemented from time to time.

(aa) “Purchase Price” means the consideration for which one Share may be acquired under the Plan (other than upon exercise of an Option or SAR), as specified by the Committee.

(bb) “Restricted Share” means a Share subject to restrictions requiring that it be forfeited, redelivered, or offered for sale to the Company if specified performance or other vesting conditions are not satisfied awarded under the Plan.

(cc) “SAR” means a right entitling the holder upon exercise to receive an amount (payable in cash or in Stock of equivalent value) equal to the excess of the Fair Market Value of the Stock subject to the right over the Exercise Price from which appreciation under the SAR is to be measured.

(dd) “Section 409A” means Section 409A of the Code, including any regulations and guidance promulgated thereunder.

(ee) “Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(ff) “Service” means service as an Employee, Consultant, or Outside Director, subject to such further limitations as may be set forth in the Plan or the applicable Award Agreement. Service terminates three months after an Employee goes on a bona fide leave of absence that was approved by the Company in writing, except where the terms of the approved leave provide otherwise, or when continued Service crediting is required by applicable law. For purposes of determining whether an Option is entitled to ISO status, an Employee’s employment will be treated as terminating three months after such Employee went on leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract. Service terminates in any event when the approved leave ends, unless such Employee immediately returns to active work. The Company determines which leaves of absence count toward Service, and when Service terminates for all purposes under the Plan (including with respect to all determinations upon a Participant’s change in status from a full-time Employee to a part-time Employee or to a Consultant or Outside Director). Unless a different treatment is approved by the Company, vesting will be adjusted pro rata for any approved reductions in work hours (for example, from full-time to part-time) other than due to an approved leave of absence as discussed in the prior sentence (i.e., the portion of the award vesting on each vesting date is reduced pro rata based on the reduction in hours worked). Any reference to “termination of Service” or “termination” of a Participant’s Service, means the termination of the applicable Participant’s Service with the Company and its Affiliates.

(gg) “Share” means one share of Stock as adjusted in accordance with Section 12 (if applicable).

(hh) “Stock” means the common stock, par value $0.0001 per Share, of the Company.

(ii) “Stock-Based Award” means an Award denominated in, convertible into, or otherwise based on Shares, other than an Option, a SAR, a Restricted Share, or a Stock Unit.

(jj) “Stock Unit” means a bookkeeping entry representing the Company’s obligation to deliver one Share (or distribute cash measured by the value of a Share on a future date) and may be subject to the satisfaction of performance, time, and/or other vesting conditions.

(kk) “Subsidiary” means any corporation, if the Company owns and/or one or more other Subsidiaries own not less than 50% of the total combined voting power of all classes of outstanding stock of such corporation. A corporation that attains the status of a Subsidiary on a date after the Effective Date shall be considered a Subsidiary commencing as of such date. The determination of whether an entity is a “Subsidiary” shall be made in accordance with Section 424(f) of the Code.

(ll) “Tax-Related Items” means all federal, state, local and foreign income tax, social insurance, payroll tax, fringe benefits tax, or other tax-related liabilities related to a Participant’s participation in the Plan and the receipt of any benefits hereunder, as determined under the applicable laws.

SECTION 3. ADMINISTRATION.

(a) Committee Composition. The Plan shall be administered by a Committee appointed by the Board, or by the Board acting as the Committee. The Committee shall consist of two or more directors of the Company. In addition, to the extent required by the Board, the composition of the Committee shall satisfy such requirements of the New York Stock Exchange or the Nasdaq Stock Market, as applicable, and as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act.

(b) Committee Appointment. The Board may also appoint one or more separate committees of the Board, each composed of one or more directors of the Company who need not satisfy the requirements of Section 3(a), who may administer the Plan, grant Awards under the Plan, and determine all terms of such grants, in each case, with respect to all Employees, Consultants, and Outside Directors (except such as may be on such committee), provided that such committee or committees may perform these functions only with respect to Employees who are not considered officers or directors of the Company under Section 16 of the Exchange Act. Within the limitations of the preceding sentence, any reference in the Plan to the Committee shall include such committee or committees appointed pursuant to the preceding sentence. To the extent permitted by applicable laws, the Board or the Committee may also authorize one or more officers of the Company to designate Employees, other than officers under Section 16 of the Exchange Act, to receive Awards, and/or to determine the number of such Awards to be received by such persons; provided, however, that the Board or the Committee shall specify the total number of Shares that such officers may so award.

(c) Committee Responsibilities. Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take the following actions:

(i)	to interpret the Plan and to apply its provisions;

(ii)	to adopt, amend, or rescind rules, procedures, and forms relating to the Plan;

(iii)	to adopt, amend, or terminate sub-plans established for the purpose of satisfying applicable foreign laws including qualifying for preferred tax treatment under applicable foreign tax laws;

(iv)	to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(v)	to determine when Awards are to be granted under the Plan;

(vi)	to select the Participants to whom Awards are to be granted;

(vii)	to determine the type of Award and number of Shares or amount of cash to be made subject to each Award;

(viii)

to prescribe the terms and conditions of each Award, including (without limitation) the Exercise Price and the Purchase Price, and the vesting or duration of the Award (including accelerating the vesting of Awards, either at the time of the Award or thereafter, without the consent of the Participant), whether an Option is to be classified as an ISO or as an NSO, and the provisions of the agreement relating to such Award;

(ix)	to amend any outstanding Award Agreement, subject to applicable legal restrictions and to the consent of the Participant if the Participant’s rights or obligations would be materially impaired;

(x)	to prescribe the consideration for the grant of each Award or other right under the Plan and to determine the sufficiency of such consideration;

(xi)	to determine the disposition of each Award or other right under the Plan in the event of a Participant’s divorce or dissolution of marriage;

(xii)	to determine whether Awards under the Plan will be granted in replacement of other grants under an incentive or other compensation plan of an acquired business;

(xiii)	to correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award Agreement;

(xiv)

to establish or verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting (or acceleration thereof), and/or ability to retain any Award; and

(xv)	to take any other actions deemed necessary or advisable for the administration of the Plan.

Subject to the requirements of applicable law, the Committee may designate persons other than members of the Committee to carry out its responsibilities and may prescribe such conditions and limitations as it may deem appropriate, except that the Committee may not delegate its authority with regard to the selection for participation of or the granting of Awards under the Plan to persons subject to Section 16 of the Exchange Act. All decisions, interpretations, and other actions of the Committee shall be final and binding on all Participants and all persons deriving their rights from a Participant. No member of the Committee shall be liable for any action that such member of the Committee has taken or has failed to take in good faith with respect to the Plan or any Award under the Plan.

SECTION 4. ELIGIBILITY.

(a) General Rule. The Committee will select Participants from among Employees, Consultants, and Outside Directors. Eligibility for ISOs is limited to individuals described in the first sentence of this Section 4(a) who are employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code. Eligibility for Options, other than ISOs, and SARs is limited to individuals described in the first sentence of this Section 4(a) who are providing direct services on the date of grant of the Award to the Company or to a subsidiary of the Company that would be described in the first sentence of Section 1.409A-1(b)(5)(iii)(E) of the United States Treasury Regulations.

(b) Ten Percent Stockholders. An Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, a Parent, or a Subsidiary shall not be eligible for the grant of an ISO unless such grant satisfies the requirements of Section 422(c)(5) of the Code.

(c) Attribution Rules. For purposes of Section 4(b) above, in determining stock ownership, an Employee shall be deemed to own the stock owned, directly or indirectly, by or for such Employee’s brothers, sisters, spouse, ancestors, and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate, or trust shall be deemed to be owned proportionately by or for its stockholders, partners, or beneficiaries.

(d) Outstanding Stock. For purposes of Section 4(b) above, “outstanding stock” shall include all stock actually issued and outstanding immediately after the grant. “Outstanding stock” shall not include Shares authorized for issuance under outstanding Options held by the Employee or by any other Person.

SECTION 5. STOCK SUBJECT TO PLAN; OUTSIDE DIRECTOR COMPENSATION LIMIT.

(a) Basic Limitation. Shares offered under the Plan shall be authorized but unissued shares or treasury shares. The maximum aggregate number of Shares authorized for issuance as Awards under the Plan shall initially be 3,235,086 Shares; provided that such number of Shares shall increase on the first day of each calendar year for a period of not more than ten years beginning on January 1, 2027 and ending on (and including) January 1, 2036 in an amount equal to the lesser of (A) 4% of the total number of Shares outstanding on the last day of the immediately preceding calendar year and (B) such lesser amount of Shares (including zero), as determined by the Committee or Board prior to such calendar year (such annual increase, the “Annual Increase” and such overall limit, the “Share Limit”). Notwithstanding the foregoing, the number of Shares that may be delivered in the aggregate pursuant to the exercise of ISOs granted under the Plan shall not exceed five times the number of Shares provided under clause (i) above, but nothing in this Section 5 will be construed as requiring that any, or any fixed number of, ISOs be awarded under the Plan. The limitations of this Section 5(a) shall be subject to adjustment pursuant to Section 12. The number of Shares that are subject to Awards outstanding at any time under the Plan shall not exceed the number of Shares that then remain available for issuance under the Plan. The Company shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan.

(b) Additional Shares. If Restricted Shares or Shares issued upon the exercise of Options are forfeited, then such Shares shall again become available for Awards under the Plan. If Stock Units, Options, or SARs are forfeited, expire, or terminate for any reason before being exercised or settled, or an Award is settled in cash without the delivery of Shares to the holder, then the corresponding Shares shall again become available for Awards under the Plan. If Stock Units or SARs are settled, then only the number of Shares (if any) actually issued in settlement of such Stock Units or SARs shall reduce the number available in Section 5(a) and the balance (including any Shares withheld to satisfy tax withholding obligations) shall again become available for Awards under the Plan. Any Shares withheld to satisfy the Exercise Price or tax withholding obligation pursuant to any Award of Options or SARs shall be added back to the Shares available for Awards under the Plan. Notwithstanding the foregoing provisions of this Section 5(b), Shares that have actually been issued shall not again become available for Awards under the Plan, except for Shares that do not become vested and are forfeited or repurchased by us.

(c) Substitution and Assumption of Awards. The Committee may make Awards under the Plan by assumption, substitution, or replacement of stock options, stock appreciation rights, stock units, or similar awards granted by another entity (including a Parent or a Subsidiary), if such assumption, substitution, or replacement is in connection with an asset acquisition, stock acquisition, merger, consolidation, or similar transaction involving the Company (and/or its Parent or Subsidiary) and such other entity (and/or its Affiliate). The terms of such assumed, substituted, or replaced Awards shall be as the Committee, in its discretion, determines is appropriate, notwithstanding limitations on Awards in the Plan. Any Shares subject to substitute or assumed Awards shall not count against the Share Limit (nor shall Shares subject to such Awards be added to the Shares available for Awards under the Plan as provided in Section 5(b) above), except that Shares acquired by exercise of substitute ISOs will count against the maximum number of Shares that may be issued pursuant to the exercise of ISOs under the Plan.

(d) Outside Director Compensation Limit. The maximum number of Shares subject to Awards granted under the Plan during any one calendar year to any Outside Director, taken together with any cash fees paid by the Company to such Outside Director during such calendar year for service on the Board (other than the calendar year in which an Outside Director commences service on the Board), will not exceed $750,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes), or, with respect to the calendar year in which an Outside Director is first appointed or elected to the Board, $1,000,000.

SECTION 6. RESTRICTED SHARES.

(a) Restricted Share Award Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Share Award Agreement between the Participant and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Share Award Agreements entered into under the Plan need not be identical.

(b) Payment for Awards. Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, full-recourse promissory notes, past services, and future services.

(c) Vesting. Each Award of Restricted Shares may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Share Award Agreement. A Restricted Share Award Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability or retirement, or other events. The Committee may determine, at the time of granting Restricted Shares or thereafter, that all or part of such Restricted Shares shall become vested in the event that a Change in Control occurs with respect to the Company.

(d) Voting and Dividend Rights. A holder of Restricted Shares awarded under the Plan shall have the same voting, dividend, and other rights as the Company’s other stockholders, except that in the case of any unvested Restricted Shares, the holder shall not be entitled to any dividends or other distributions paid or distributed by the Company in respect of outstanding Shares. Notwithstanding the foregoing, at the Committee’s discretion, the holder of unvested Restricted Shares may be credited with such dividends and other distributions; provided, that such dividends and other distributions shall be paid or distributed to the holder only if, when, and to the extent such unvested Restricted Shares vest. The value of dividends and other distributions payable or distributable with respect to any unvested Restricted Shares that do not vest shall be forfeited. At the Committee’s discretion, the Restricted Share Award Agreement may require that the holder of Restricted Shares invest any cash dividends received in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions as the Award with respect to which the dividend was paid. For the avoidance of doubt, other than with respect to the right to receive dividends and other distributions, the holders of unvested Restricted Shares shall have the same voting rights and other rights as the Company’s other stockholders in respect of such unvested Restricted Shares.

(e) Restrictions on Transfer of Shares. Restricted Shares shall be subject to such rights of repurchase, rights of first refusal, or other restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Restricted Share Award Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.

SECTION 7. TERMS AND CONDITIONS OF OPTIONS.

(a) Option Award Agreement. Each grant of an Option under the Plan shall be evidenced by an Option Award Agreement between the Participant and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Committee deems appropriate for inclusion in an Option Award Agreement. The Option Award Agreement shall specify whether the Option is an ISO or an NSO. The provisions of the various Option Award Agreements entered into under the Plan need not be identical.

(b) Number of Shares. Each Option Award Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 12.

(c) Exercise Price. Each Option Award Agreement shall specify the Exercise Price. The Exercise Price of an ISO shall not be less than 100% of the Fair Market Value of a Share on the date of grant 110% for ISOs granted to Employees described in Section 4(b)), and the Exercise Price of an NSO shall not be less than 100% of the Fair Market Value of a Share on the date of grant. Notwithstanding the foregoing, Options may be granted with an Exercise Price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code. Subject to the foregoing in this Section 7(c), the Exercise Price under any Option shall be determined by the Committee in its sole discretion. The Exercise Price shall be payable in one of the forms described in Section 8.

(d) Withholding Taxes. As a condition to the exercise of an Option, the Participant shall make such arrangements as the Committee may require for the satisfaction of any federal, state, local, or foreign withholding tax obligations that may arise in connection with such exercise. The Participant shall also make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with the disposition of Shares acquired by exercising an Option.

(e) Exercisability and Term. Each Option Award Agreement shall specify the date when all or any installment of the Option is to become exercisable. The Option Award Agreement shall also specify the term of the Option; provided, that the term of an option shall in no event exceed 10 years from the date of grant (five years for ISOs granted to Employees described in Section 4(b)). An Option Award Agreement may provide for accelerated exercisability in the event of the Participant’s death, Disability, retirement, or other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant’s Service. Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited. Subject to the foregoing in this Section 7(e), the Committee in its sole discretion shall determine when all or any installment of an Option is to become exercisable and when an Option is to expire.

(f) Exercise of Options. Each Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s Service with the Company and its Subsidiaries, and the right to exercise the Option of any executors or administrators of the Participant’s estate or any person who has acquired such Option(s) directly from the Participant by bequest or inheritance. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

(g) Effect of Change in Control. The Committee may determine, at the time of granting an Option or thereafter, that such Option shall become exercisable as to all or part of the Shares subject to such Option in the event that a Change in Control occurs with respect to the Company.

(h) No Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to any Shares covered by an Option or other Award until the date of the issuance of a stock certificate or other evidence of ownership for such Shares or until the Participant’s ownership of such Shares shall have been entered into the books of the registrar in the case of uncertificated stock. No adjustments shall be made, except as provided in Section 12.

(i) Modification, Extension, and Renewal of Options. Within the limitations of the Plan, the Committee may modify, extend, or renew outstanding Options or may accept the cancellation of outstanding Options (to the extent not previously exercised), whether or not granted hereunder, in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price, or in return for the grant of a different Award for the same or a different number of Shares or for cash. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Participant, materially impair the Participant’s rights or obligations under such Option; provided, however, that an amendment or modification that may cause an ISO to become an NSO, and any amendment or modification that is required to comply with the rules applicable to ISOs, shall not be treated as materially impairing the rights or obligations of the Participant.

(j) Restrictions on Transfer of Shares. Any Shares issued upon exercise of an Option shall be subject to such special forfeiture conditions, rights of repurchase, rights of first refusal, and other transfer restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Option Award Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.

(k) Buyout Provisions. The Committee may at any time (i) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (ii) authorize a Participant to elect to cash out an Option previously granted, in either case, at such time and based upon such terms and conditions as the Committee shall establish.

SECTION 8. PAYMENT FOR SHARES.

(a) General Rule. The entire Exercise Price or Purchase Price of Shares issued under the Plan shall be payable in by cash or check at the time when such Shares are purchased, except as provided in Section 8(b) through Section 8(g) below.

(b) Surrender of Stock. To the extent that an Option Award Agreement so provides, payment may be made all or in part by surrendering, or attesting to the ownership of, Shares which have already been owned by the Participant or the Participant’s representative. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan. The Participant shall not surrender, or attest to the ownership of, Shares in payment of the Exercise Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Option for financial reporting purposes.

(c) Services Rendered. At the discretion of the Committee, Shares may be awarded under the Plan in consideration of services rendered to the Company or a Subsidiary. If Shares are awarded without the payment of a Purchase Price in cash, the Committee shall make a determination (at the time of the Award) of the value of the services rendered by the Participant and the sufficiency of the consideration to meet the requirements of Section 6(b).

(d) Cashless Exercise. To the extent that an Option Award Agreement so provides, if the Stock is traded on an established securities market, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price.

(e) Net Exercise. To the extent that an Option Award Agreement so provides, by a “net exercise” arrangement pursuant to which the number of Shares issuable upon exercise of the Option shall be reduced by the largest whole number of Shares having an aggregate Fair Market Value that does not exceed the aggregate Exercise Price (plus tax withholdings, if applicable) and any remaining balance of the aggregate Exercise Price (and/or applicable tax withholdings) not satisfied by such reduction in the number of whole Shares to be issued shall be paid by the Participant in cash or any other form of payment permitted under the Option Award Agreement.

(f) Other Forms of Payment. To the extent that an Option Award Agreement or Restricted Share Award Agreement so provides, payment may be made in any other form that is consistent with applicable laws, regulations, and rules, and any combination of the foregoing methods of payment.

(g) Limitations under Applicable Law. Notwithstanding anything herein or in an Option Award Agreement or Restricted Share Award Agreement to the contrary, payment may not be made in any form that is unlawful, as determined by the Committee in its sole discretion.

SECTION 9. STOCK APPRECIATION RIGHTS.

(a) SAR Award Agreement. Each grant of an SAR under the Plan shall be evidenced by a SAR Award Agreement between the Participant and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Award Agreements entered into under the Plan need not be identical.

(b) Number of Shares. Each SAR Award Agreement shall specify the number of Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Section 12.

(c) Exercise Price. Each SAR Award Agreement shall specify the Exercise Price. The Exercise Price of a SAR shall not be less than 100% of the Fair Market Value of a Share on the date of grant. Notwithstanding the foregoing, SARs may be granted with an Exercise Price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code. Subject to the foregoing in this Section 9(c), the Exercise Price under any SAR shall be determined by the Committee in its sole discretion.

(d) Exercisability and Term. Each SAR Award Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Award Agreement shall also specify the term of the SAR provided that the term of the SAR shall in no event exceed 10 years from the date of grant. A SAR Award Agreement may provide for accelerated exercisability in the event of the Participant’s death, Disability, retirement, or other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant’s Service. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. A SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or thereafter. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

(e) Effect of Change in Control. The Committee may determine, at the time of granting a SAR or thereafter, that such SAR shall become fully exercisable as to all Shares subject to such SAR in the event that a Change in Control occurs with respect to the Company.

(f) Exercise of SARs. Upon exercise of a SAR, the Participant (or any Person having the right to exercise the SAR after the Participant’s death) shall receive from the Company (i) Shares, (ii) cash, or (iii) a combination of Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price.

(g) Modification, Extension, or Assumption of SARs. Within the limitations of the Plan, the Committee may modify, extend, or assume outstanding SARs or may accept the cancellation of outstanding SARs (whether granted by the Company or by another issuer) in return for the grant of new SARs for the same or a different number of Shares and at the same or a different Exercise Price, or in return for the grant of a different Award for the same or a different number of Shares or cash. The foregoing notwithstanding, no modification of a SAR shall, without the consent of the holder, materially impair the Participant’s rights or obligations under such SAR.

(h) Buyout Provisions. The Committee may at any time (i) offer to buy out for a payment in cash or cash equivalents a SAR previously granted, or (ii) authorize a Participant to elect to cash out a SAR previously granted, in either case, at such time and based upon such terms and conditions as the Committee shall establish.

SECTION 10. STOCK UNITS.

(a) Stock Unit Award Agreement. Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Award Agreement between the Participant and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Stock Unit Award Agreements entered into under the Plan need not be identical.

(b) Payment for Awards. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

(c) Vesting Conditions. Each Award of Stock Units may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Award Agreement. A Stock Unit Award Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability, retirement, or other events. The Committee may determine, at the time of granting Stock Units or thereafter, that all or part of such Stock Units shall become vested in the event that a Change in Control occurs with respect to the Company.

(d) Voting and Dividend Equivalent Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right, if awarded, entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Stock Unit is outstanding. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Dividend equivalents may also be converted into additional Stock Units at the Committee’s discretion. Dividend equivalents shall not be distributed prior to settlement of the Stock Unit to which the dividend equivalents pertain. Prior to distribution, any dividend equivalents shall be subject to the same conditions and restrictions (including without limitation, any forfeiture conditions) as the Stock Units to which they attach. The value of dividend equivalents payable or distributable with respect to any unvested Stock Units that do not vest shall be forfeited. Any entitlement to dividend equivalents or similar entitlements will be established and administered either consistent with an exemption from, or in compliance with, the applicable requirements of Section 409A to the extent applicable to the Participant.

(e) Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (i) cash, (ii) Shares, or (iii) any combination of both, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a number of trading days. A Stock Unit Award Agreement may provide that vested Stock Units may be settled in a lump sum or in installments. A Stock Unit Award Agreement may provide that the distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred to any later date, subject to compliance with Section 409A, to the extent applicable to the Participant. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Section 12.

(f) Death of Participant. Any Stock Unit Award that becomes payable after the Participant’s death shall be distributed to the Participant’s beneficiary or beneficiaries, provided the Committee has permitted the designation of a beneficiary and such beneficiary has been designated prior to the Participant’s death in a form acceptable to the Committee. Each recipient of a Stock Unit Award under the Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with the Company, provided the Committee has permitted the designation of beneficiaries. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Participant’s death. If the Committee has not permitted the designation of a beneficiary, if no beneficiary was designated or if no designated beneficiary survives the Participant, then any Stock Units Award that becomes payable after the Participant’s death shall be distributed to the Participant’s estate.

(g) Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company subject to the terms and conditions of the applicable Stock Unit Award Agreement.

SECTION 11. CASH-BASED AWARDS AND STOCK-BASED AWARDS.

The Committee may, in its sole discretion, grant Cash-Based Awards and Stock-Based Awards to any Participant in such number or amount and upon such terms, and subject to such conditions, as the Committee shall determine at the time of grant and specify in an applicable Award Agreement. The Committee shall determine the maximum duration of the Cash-Based Award or Stock-Based Awards, the amount of cash which may be payable pursuant to the Cash-Based Award, the conditions upon which the Cash-Based Award or Stock-Based Awards shall become vested or payable, and such other provisions as the Committee shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula, or payment ranges as determined by the Committee. Payment, if any, with respect to a Cash-Based Award or Stock-Based Award shall be made in accordance with the terms of the Award and may be made in cash or in Shares, as the Committee determines.

SECTION 12. ADJUSTMENT OF SHARES.

(a) Adjustments.

(i)

Recapitalization Transactions. In the event of a subdivision of the outstanding Stock, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Stock (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off, or a similar occurrence, the Committee shall make appropriate and equitable adjustments in:

(A)	the class(es) and number of securities available for future Awards and the limitations set forth under Section 5;

(B)	the class(es) and number of securities covered by each outstanding Award; and/or

(C)	the Exercise Price under each outstanding Option and SAR.

(ii)

Other Adjustments. In the event of other transactions, the Committee may make such changes as provided in subsection (a)(i) herein, as it determines are necessary or appropriate to avoid distortion in the operation of the Plan.

(iii)	Committee’s Authority. The Committee’s determinations will be final, binding, and conclusive on all Persons.

(b) Dissolution or Liquidation. To the extent not previously exercised or settled, Options, SARs, and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

(c) Merger or Reorganization. In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Subject to compliance with Section 409A, to the extent applicable, such agreement may provide for, without limitation, one or more of the following:

(i)	the continuation of the outstanding Awards by the Company, if the Company is a surviving corporation;

(ii)	the assumption of the outstanding Awards by the surviving corporation or its parent or subsidiary;

(iii)	the substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding Awards;

(iv)	immediate vesting, exercisability, or settlement of outstanding Awards followed by the cancellation of such Awards upon or immediately prior to the effectiveness of such transaction;

(v)

cancellation of the Award, to the extent not vested or not exercised prior to the effective time of the merger or reorganization, in exchange for such cash or equity consideration (including no consideration) as the Committee, in its sole discretion, may consider appropriate; or

(vi)

settlement of the intrinsic value of the outstanding Awards (whether or not then vested or exercisable) in cash or cash equivalents or equity (including cash or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Awards or the underlying Shares) followed by the cancellation of such Awards (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), provided that any such amount may be delayed to the same extent that payment of consideration to the holders of Stock in connection with the merger or reorganization is delayed as a result of escrows, earnouts, holdbacks, or other contingencies;

in each case without the Participant’s consent or prior notice. Any acceleration of payment of an amount that is subject to Section 409A will be delayed, if necessary, until the earliest time that such payment would be permissible under Section 409A without triggering any additional taxes applicable under Section 409A. Any actions hereunder will comply with, or be exempt from, Section 409A to the extent determined by the Committee to be reasonably practicable.

The Company will have no obligation to treat all Awards, all Awards held by a Participant, or all Awards of the same type, similarly.

(d) Reservation of Rights. Except as provided in this Section 12, a Participant shall have no rights by reason of any subdivision or consolidation of Shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of Shares of stock of any class. Any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to an Award. The grant of an Award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell, or transfer all or any part of its business or assets. In the event of any potential change affecting the Shares or the Exercise Price of Shares subject to an Award, including a merger or other reorganization, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of up to 30 days prior to the occurrence of such event.

SECTION 13. DEFERRAL OF AWARDS.

(a) Committee Powers. Subject to compliance with Section 409A (or an exemption therefrom), the Committee (in its sole discretion) may permit or require a Participant to:

(i)

have cash that otherwise would be paid to such Participant as a result of the exercise of a SAR or the settlement of Stock Units credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books;

(ii)	have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR converted into an equal number of Stock Units; or

(iii)

have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR or the settlement of Stock Units converted into amounts credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books.

Such amounts shall be determined by reference to the Fair Market Value of such Shares as of the date when they otherwise would have been delivered to such Participant.

(b) General Rules. A deferred compensation account established under this Section 13 may be credited with interest or other forms of investment return, as determined by the Committee. A Participant for whom such an account is established shall have no rights other than those of a general creditor of the Company. Such an account shall represent an unfunded and unsecured obligation of the Company and shall be subject to the terms and conditions of the applicable agreement between such Participant and the Company. If the deferral or conversion of Awards is permitted or required, the Committee (in its sole discretion) may establish rules, procedures, and forms pertaining to such Awards, including (without limitation) the settlement of deferred compensation accounts established under this Section 13.

SECTION 14. AWARDS UNDER OTHER PLANS.

The Company may grant awards under other plans or programs. Such awards may be settled in the form of Shares issued under the Plan. Such Shares shall be treated for all purposes under the Plan like Shares issued in settlement of Stock Units and shall, when issued, reduce the number of Shares available under Section 5.

SECTION 15. PAYMENT OF DIRECTORS’ FEES IN SECURITIES.

(a) Effective Date. No provision of this Section 15 shall be effective unless and until the Board has determined to implement such provision.

(b) Elections to Receive NSOs, SARs, Restricted Shares, or Stock Units. An Outside Director may elect to receive the Outside Director’s annual retainer payments and/or meeting fees from the Company in the form of cash, NSOs, SARs, Restricted Shares, Stock Units, or a combination thereof, as determined by the Board. Alternatively, the Board may mandate payment in any of such alternative forms. Such NSOs, SARs, Restricted Shares, and Stock Units shall be issued under the Plan. An election under this Section 15 shall be filed with the Company on the prescribed form.

(c) Number and Terms of NSOs, SARs, Restricted Shares, or Stock Units. The number of NSOs, SARs, Restricted Shares, or Stock Units to be granted to Outside Directors in lieu of annual retainers and meeting fees that would otherwise be paid in cash shall be calculated in a manner determined by the Board. The terms of such NSOs, SARs, Restricted Shares, or Stock Units shall also be determined by the Board.

SECTION 16. LEGAL AND REGULATORY REQUIREMENTS.

Shares shall not be issued under the Plan unless the issuance and delivery of such Shares complies with (or is exempt from) all applicable requirements of law, including (without limitation) the Securities Act, United States state securities laws and regulations, the regulations of any stock exchange on which the Company’s securities may then be listed, and any foreign securities, exchange control, or other applicable laws, and the Company has obtained the approval or favorable ruling from any governmental agency which the Company determines is necessary or advisable. The Company shall not be liable to a Participant or other persons as to (a) the non-issuance or sale of Shares as to which the Company has not obtained from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares under the Plan; and (b) any tax consequences expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted under the Plan.

SECTION 17. TAXES.

(a) Withholding Taxes. To the extent required by applicable federal, state, local, or foreign law, a Participant or the Participant’s successor shall make arrangements satisfactory to the Company for the satisfaction of any Tax-Related Items that arise in connection with the Plan. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

(b) Satisfaction of Withholding Obligation. The Committee, pursuant to such procedures as it may specify from time to time, may designate the method or methods by which a Participant may satisfy the Tax-Related Items. As determined by the Committee from time to time, these methods may include one or more of the following: (i) causing a Participant to tender a cash payment; (ii) withholding from a Participant’s wages, salary or other cash compensation payable to a Participant by the Company or an Affiliate; (iii) withholding Shares that otherwise would be issued to a Participant upon exercise or settlement of an Award; (iv) selling a sufficient number of Shares otherwise deliverable to a Participant through such means as the Committee may determine (whether through a broker or otherwise) equal to the Tax-Related Items required to be withheld; or (v) any other arrangement approved by the Committee.

(c) Withholding Indemnification. The Company and its Affiliate may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including minimum or maximum rates applicable in a Participant’s jurisdiction. In the event of over-withholding, the Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Shares) or, if not refunded, the Participant may seek a refund from the local tax authorities. In the event of under-withholding, the Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or its Affiliate. As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount. Further, if the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant will be deemed to have been issued the full number of Shares subject to the Award, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items.

(d) Section 409A. Each Award that provides for “nonqualified deferred compensation” within the meaning of Section 409A shall be subject to such additional rules and requirements as specified by the Committee from time to time in order to comply with Section 409A (and shall be interpreted and construed to comply with Section 409A). If any amount under such an Award is payable upon a “separation from service” (within the meaning of Section 409A) to a Participant who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the Participant’s separation from service, or (ii) the Participant’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties, and/or additional tax imposed pursuant to Section 409A. In addition, the settlement of any such Award may not be accelerated except to the extent permitted by Section 409A.

SECTION 18. TRANSFERABILITY.

Unless the agreement evidencing an Award (or an amendment thereto authorized by the Committee) expressly provides otherwise, no Award granted under the Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated, or otherwise transferred in any manner (prior to the vesting and lapse of any and all restrictions applicable to Shares issued under such Award), other than by will or the laws of descent and distribution; provided, however, that an ISO may be transferred or assigned only to the extent consistent with Section 422 of the Code. Any purported assignment, transfer, or encumbrance in violation of this Section 18 shall be void and unenforceable against the Company.

SECTION 19. PERFORMANCE AWARDS.

(a) Performance Criteria. The number of Shares or other benefits granted, issued, retained, and/or vested under a Performance Award may be made subject to the attainment of performance goals. The Committee may utilize any performance criteria selected by it in its sole discretion to establish performance goals, and may include, but are not limited to, any one of, or combination of, the following criteria: net earnings or net income (before or after taxes); earnings per share; net sales growth; net operating profit; return measures (including, but not limited to, return on assets, capital, equity, or sales); cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital); cash flow per share; earnings before or after taxes, interest, depreciation, and/or amortization; gross or operating margins; productivity ratios; share price (including, but not limited to, growth measures and total stockholder return); expense targets or ratios; charge-off levels; improvement in or attainment of revenue levels; operating efficiency; operating expenses; economic value added; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; debt reduction; capital targets; regulatory, manufacturing or similar milestones; consummation of acquisitions, dispositions, projects or other specific events; and other significant business transactions.

(b) Measurement of Achievement; Adjustments. The Committee will determine the duration of the Performance Period, the performance criteria on which performance will be measured, and the amount and terms of payment/vesting upon achievement of such criteria. Performance criteria may be measured on an absolute (e.g., plan or budget) or relative basis, and may be established on a corporate-wide basis or with respect to one or more business units, divisions, subsidiaries or business segments, or may be established on an individual basis. Relative performance may be measured against a group of peer companies, a financial market index or other acceptable objective and quantifiable indices. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or other events or circumstances render the performance objectives unsuitable, the Committee may modify the minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable. Performance objectives may be adjusted for material items not originally contemplated in establishing the performance target for items resulting from discontinued operations, extraordinary gains and losses, the effect of changes in accounting standards or principles, acquisitions or divestitures, changes in tax rules or regulations, capital transactions, restructuring, nonrecurring gains or losses or unusual items. Performance measures may vary from Award to Award, and from Participant to Participant, and may be established on a stand-alone basis, in tandem or in the alternative. The Committee will have the authority to impose such other restrictions on as it may deem necessary or appropriate to ensure that Awards satisfy all requirements of any applicable law, stock market or exchange rules and regulations, and accounting or tax rules and regulations.

(c) Certification. Following the completion of each Performance Period, the Committee will certify in writing whether the applicable performance criteria have been achieved for the Performance Awards for such Performance Period. In determining the amounts earned by a Participant pursuant to a Performance Award issued pursuant to this Section 19, the Committee will have the right to (A) adjust the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period, (B) determine what actual Award, if any, will be paid in the event of a Change in Control or in the event of a termination of employment following a Change in Control prior to the end of the Performance Period, and (C) determine what actual Award, if any, will be paid in the event of a termination of employment other than as the result of a Participant’s death or Disability prior to a Change in Control and prior to the end of the Performance Period.

(d) Payment Timing. Unless otherwise determined by the Committee, payment of the Award to a Participant will be paid following the end of the Performance Period, or if later, the date on which any applicable contingency or restriction has ended.

SECTION 20. RECOUPMENT.

All Awards under the Plan shall be subject to forfeiture, recovery, or recoupment as follows:

(a) Company Clawback Policy. Awards and any Shares issued or cash paid pursuant to an Award shall be subject to any clawback policy of the Company as in effect from time to time, including any policy adopted or amended to comply with Exchange Act Rule 10D-1 and applicable stock exchange listing standards (or any applicable OTC market requirements). By accepting an Award, each Participant agrees to be bound by any such clawback policy and authorizes the Company to take any actions necessary to effectuate any such policy.

(b) Other Recoupment Rights. To the extent that the Participant receives any amount in excess of the amount that the Participant should otherwise have received under the terms of the Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Participant may be required to repay any such excess amount to the Company. Any right of recoupment under this Section 20 shall be in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company under applicable law, regulation, or rule, or pursuant to the terms of any other agreement, policy, or arrangement. No recovery of compensation under any clawback policy or this Section 20 shall constitute an event giving rise to a Participant’s right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any of its Subsidiaries or Affiliates.

SECTION 21. NO EMPLOYMENT RIGHTS.

No provision of the Plan, nor any Award granted under the Plan, shall be construed to give any person any right to become, to be treated as, or to remain an Employee, Outside Director or Consultant. The Company and/or its Subsidiaries, as applicable, reserve the right to terminate any person’s Service at any time and for any or no reason, with or without notice.

SECTION 22. DURATION AND AMENDMENTS.

(a) Term of the Plan. The Plan, as set forth herein, shall come into existence on the date of its adoption by the Board; provided, however, that no Award may be granted hereunder prior to the Effective Date. The Board may suspend or terminate the Plan at any time. No ISOs may be granted after the tenth anniversary of the earlier of (i) the date the Plan is adopted by the Board or (ii) the date the Plan is approved the stockholders of the Company.

(b) Right to Amend the Plan. The Board may amend the Plan at any time and from time to time. Rights and obligations under any Award granted before amendment of the Plan shall not be materially impaired by such amendment except with consent of the Participant. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations, or rules.

(c) Effect of Termination. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan shall not affect Awards previously granted under the Plan.

SECTION 23. AWARDS TO PARTICIPANTS OUTSIDE THE UNITED STATES.

Notwithstanding any provision of the Plan to the contrary, to comply with the laws in countries outside the United States in which the Company and its Subsidiaries and Affiliates operate or in which Participants work or reside, the Committee, in its sole discretion, will have the power and authority to (a) determine which Participants outside the United States will be eligible to participate in the Plan; (b) modify the terms and conditions of any Award granted to Participants outside the United States; (c) establish sub-plans and modify exercise procedures and other terms and procedures and rules, to the extent such actions may be necessary or advisable, including adoption of rules, procedures, or sub-plans applicable to particular Subsidiaries and Affiliates or Participants in particular locations; provided that no such sub-plans and/or modifications shall take precedence over Section 3 or otherwise require stockholder approval; (d) take any action, before or after an Award is granted, that it deems advisable to obtain approval or to facilitate compliance with any necessary local governmental regulatory exemptions or approvals; and (e) impose conditions on the exercise, vesting, or settlement of Awards in order to minimize the Company’s obligation with respect to tax equalization for Participants on assignments outside their home country. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures, and sub-plans with provisions that limit or modify rights on eligibility to receive an Award under the Plan or on death, Disability, retirement, or other termination of employment, available methods of exercise or settlement of an Award, payment of income tax, social insurance contributions, and payroll taxes, the shifting of employer tax or social insurance contribution liability to a Participant, the withholding procedures and handling of any Stock certificates or other indicia of ownership. Notwithstanding the foregoing, the Board will only take action and grant Awards that comply with applicable laws.

SECTION 24. GOVERNING LAW.

The Plan and each Award Agreement and all disputes or controversies arising out of or relating thereto shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without application of the conflicts of law principles thereof.

SECTION 25. SUCCESSORS AND ASSIGNS.

The terms of the Plan shall be binding upon and inure to the benefit of the Company and any successor entity, including any successor entity contemplated by Section 12(c).

BLUE LASER FUSION, INC.

2026 STOCK INCENTIVE PLAN

NOTICE OF STOCK OPTION GRANT

You have been granted the following Option (this “Option” or this “Award”) to purchase shares of Common Stock (“Stock”) of Blue Laser Fusion, Inc. (the “Company”) under the Blue Laser Fusion, Inc. 2026 Stock Incentive Plan (as may be amended from time to time, the “Plan”):

Name of Participant:	[Name of Participant]

Grant Date:	[Date of Grant]

Total Number of Shares Subject to Option:	[Total Shares]

Type of Option:	☐ Incentive Stock Option ☐ Nonstatutory Stock Option

Exercise Price Per Share:	$US [Exercise Price]

Vesting Commencement Date:	[Vesting Commencement Date]

Vesting Schedule:	[This Option becomes exercisable when you complete [___] months of continuous Service from the Vesting Commencement Date. Actual vesting schedule to be inserted.]

Expiration Date:	[Expiration Date] This Option expires earlier if your Service terminates earlier, as described in the Stock Option Agreement.

By your written signature below (or your electronic acceptance) and the signature of the Company’s representative below, you and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan, this Notice of Option Grant and the Stock Option Agreement, including the additional terms and conditions for Participants outside the United States (U.S.) set forth in the addendum thereto (the “Addendum,” and collectively, with the Stock Option Agreement, the “Agreement”), each of which are attached to and made a part of this document.

By your written signature below (or your electronic acceptance), you further agree that the Company may deliver by e-mail all documents relating to the Plan or this Award (including without limitation, prospectuses required by the U.S. Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by e-mail. Should you electronically accept this Agreement, you agree to the following: “This electronic contract contains my electronic signature, which I have executed with the intent to sign this Agreement.”

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You acknowledge and agree that (i) you have carefully read, fully understand and agree to all of the terms and conditions described in this Notice of Stock Option Grant, the attached Agreement and the Plan and (ii) you have been given an opportunity to consult your own legal and tax counsel with respect to all matters relating to this Option prior to signing (or electronically accepting) this Notice of Stock Option Grant and that you have either consulted such counsel or voluntarily declined to consult such counsel.

PARTICIPANT	BLUE LASER FUSION, INC.

By:

Participant’s Signature	Name:

Title:
Participant’s Printed Name

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BLUE LASER FUSION, INC.

2026 STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

The Plan and Other Agreements

The Option that you are receiving is granted pursuant and subject in all respects to the applicable provisions of the Plan, which is incorporated herein by reference. Capitalized terms not defined herein will have the meanings ascribed to them in the Plan.

The attached Notice of Stock Option Grant, this Stock Option Agreement, including the additional terms and conditions for Participants outside of the United States (“U.S.”) set forth in the addendum hereto (the “Addendum,” and collectively, with the Stock Option Agreement, the “Agreement”) and the Plan constitute the entire understanding between you and the Company regarding this Award. Any prior agreements, commitments or negotiations concerning this Option are superseded with the exception of (1) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law and (2) any written employment or severance arrangement that would provide for vesting acceleration of this Option upon the terms and conditions set forth therein. This Agreement may be amended by the Committee without your consent; however, if any such amendment would materially impair your rights or obligations under this Agreement, this Agreement may be amended only by another written agreement, signed by you and the Company.

Tax Treatment	This Option is intended to be an incentive stock option under Section 422 of the Code or a nonstatutory option, as provided in the Notice of Stock Option Grant. Even if this Option is designated as an incentive stock option, it will be deemed to be a nonstatutory option to the extent required by the $100,000 annual limitation under Section 422(d) of the Code.

Vesting	This Option becomes exercisable in installments, as shown in the Notice of Stock Option Grant. This Option will in no event become exercisable for additional Shares after your Service has terminated for any reason.

Term	This Option expires in any event at the close of business at the Company’s headquarters on the day before the tenth (10th) anniversary of the Grant Date, as shown on the Notice of Stock Option Grant (fifth (5th) anniversary for a more than ten percent (10%) stockholder as provided under the Plan if this is an incentive stock option). This Option may expire earlier if your Service terminates, as described below.

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Regular Termination	If your Service terminates for any reason except due to your death, Disability or Cause, then this Option will expire at the close of business at the Company’s headquarters on the date three (3) months after the date your Service terminates (or, if earlier, the Expiration Date). The Company determines when your Service terminates for this purpose and all purposes under the Plan and its determinations are conclusive and binding on all persons. For the avoidance of doubt, providing Service during only a portion of the vesting period prior to a vesting date shall not entitle you to vest in a pro-rata portion of the unvested Option that would have vested as of such vesting date or extend the date from which your right to exercise any vested and outstanding portion of the Option after your termination of Service is measured, nor will it entitle you to any compensation for the lost vesting and/or lost right to exercise.

Death	If your Service terminates because of your death, then this Option will expire at the close of business at the Company’s headquarters on the date twelve (12) months after the date your Service terminates (or, if earlier, the Expiration Date). During that period of up to twelve (12) months, your estate or heirs may exercise this Option.

Disability	If your Service terminates because of your Disability, then this Option will expire at the close of business at the Company’s headquarters on the date twelve (12) months after the date your Service terminates (or, if earlier, the Expiration Date).

Cause	If your Service terminates because you are terminated for Cause, then this Option will immediately expire upon such termination and may not be exercised.

Leaves of Absence

For purposes of this Option, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave of absence was approved by the Company, a Parent, a Subsidiary, or an Affiliate (as applicable) in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the vesting schedule specified in the Notice of Stock Option Grant may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If your work schedule changes (i.e., your work hours are increased or reduced), then the vesting schedule specified in the Notice of Stock Option Grant may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company, a Parent, a Subsidiary, or an Affiliate (as applicable) pertaining to your part-time schedule.

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Restrictions on Exercise	The Company will not permit you to exercise this Option if the issuance of Shares at that time would violate any law or regulation. The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of the Stock pursuant to this Option will relieve the Company of any liability with respect to the non-issuance or sale of the Stock as to which such approval will not have been obtained.

Notice of Exercise	When you wish to exercise this Option you must provide a written or electronic notice of exercise form (substantially in the form attached to this Agreement as Exhibit A) in accordance with such procedures as are established by the Company and communicated to you from time to time. Any notice of exercise must specify how many Shares you wish to purchase and how your Shares should be registered. The notice of exercise will be effective when it is received by the Company. If someone else wants to exercise this Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment

When you submit your notice of exercise, you must include payment of the Option exercise price for the Shares you are purchasing. Payment may be made in the following form(s):

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Your personal check, a cashier’s check, a money order or a wire transfer.

•

If permitted by the Committee, by delivery of certificates for Shares that you own, along with any forms needed to effect a transfer of those Shares to the Company. The value of the Shares, determined as of the effective date of the Option exercise, will be applied to the Option exercise price. If approved by the Company, instead of surrendering Shares, you may attest to the ownership of those Shares on a form provided by the Company and have the same number of Shares subtracted from the Shares issued to you upon exercise of this Option. However, you may not surrender or attest to the ownership of Shares in payment of the exercise price if your action would cause the Company to recognize a compensation expense (or additional compensation expense) with respect to this Option for financial reporting purposes.

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•

By delivery on a form approved by the Company of an irrevocable direction to a securities broker approved by the Company to sell all or part of the Shares that are issued to you when you exercise this Option and to deliver to the Company from the sale proceeds an amount sufficient to pay the Option exercise price and any withholding taxes. The balance of the sale proceeds, if any, will be delivered to you. The directions must be given by providing a notice of exercise form approved by the Company.

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If permitted by the Committee, by a “net exercise” arrangement pursuant to which the number of Shares issuable upon exercise of the Option will be reduced by the largest whole number of Shares having an aggregate Fair Market Value that does not exceed the aggregate exercise price (plus tax withholdings, if applicable) and any remaining balance of the aggregate exercise price (and/or applicable tax withholdings) not satisfied by such reduction in the number of whole Shares to be issued will be paid by you in cash or other form of payment permitted under this Option. The directions must be given by providing a notice of exercise form approved by the Company.

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Any other form permitted by the Committee in its sole discretion. Notwithstanding the foregoing, payment may not be made in any form that is unlawful, as determined by the Committee in its sole discretion.

Responsibility for Taxes	Regardless of any action taken by the Company or, if different, the Subsidiary or Affiliate employing you or to which you otherwise provide services, (the “Service Recipient”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you or deemed legally applicable to you (“Tax-Related Items”) is and remains your responsibility and may exceed the amount actually withheld by the Company or the Service Recipient. You further acknowledge that the Company and the Service Recipient (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this Option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and the Service Recipient (or former Service Recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

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In connection with the exercise of this Option, you shall pay or make adequate arrangements satisfactory to the Company and the Service Recipient to satisfy all Tax-Related Items. In this regard, you authorize the Company and the Service Recipient, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items, if any, by one or a combination of the following: (a) withholding from your wages, salary or other cash compensation payable to you by the Company, the Service Recipient and/or any other Subsidiary or Affiliate; (b) withholding Shares that otherwise would be issued to you when you exercise this Option; (c) selling a sufficient number of Shares otherwise deliverable to you through such means as the Company may determine (whether through a broker or otherwise) equal to the Tax-Related Items required to be withheld; or (d) any other arrangement approved by the Committee.

The Company and the Service Recipient may withhold or account for Tax-Related Items by considering statutory withholding amounts or other applicable withholding rates, including maximum rates applicable in your jurisdiction(s). In the event of over-withholding, you may receive a refund of any over-withheld amount in cash (with no entitlement to the Stock equivalent), or if not refunded, you may seek a refund from the applicable tax authorities. In the event of under-withholding, you may be required to pay additional Tax-Related Items directly to the applicable tax authorities or to the Company and/or Service Recipient. If the obligation for Tax-Related Items is satisfied by withholding Shares, for tax purposes, you will be deemed to have been issued the full number of Shares subject to this Option, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items.

Finally, you will pay to the Company or the Service Recipient any amount of Tax-Related Items that the Company or the Service Recipient may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to deliver the Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.

Restrictions on Resale	You agree not to sell any Shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

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Transfer of Option

In general, only you can exercise this Option prior to your death. You may not sell, transfer, assign, pledge or otherwise dispose of this Option, other than as designated by you, by will or by the laws of descent and distribution, except as provided below. For instance, you may not use this Option as security for a loan. If you attempt to do any of these things, this Option will immediately become invalid. You may in any event dispose of this Option in your will. Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in this Option in any other way.

However, if this Option is designated as a nonstatutory stock option in the Notice of Stock Option Grant, then the Committee may, in its sole discretion, allow you to transfer this Option as a gift to one or more family members. For purposes of this Agreement, “family member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships), any individual sharing your household (other than a tenant or employee), a trust in which one or more of these individuals have more than fifty percent (50%) of the beneficial interest, a foundation in which you or one or more of these persons control the management of assets, and any entity in which you or one or more of these persons own more than fifty percent (50%) of the voting interest.

In addition, if this Option is designated as a nonstatutory stock option in the Notice of Stock Option Grant, then the Committee may, in its sole discretion, allow you to transfer this Option to your spouse or former spouse pursuant to a domestic relations order in settlement of marital property rights.

The Committee will allow you to transfer this Option only if both you and the transferee(s) execute the forms prescribed by the Committee, which include the consent of the transferee(s) to be bound by this Agreement.

Stockholder Rights	This Option carries neither voting rights nor rights to dividends. You, or your estate or heirs, have no rights as a stockholder of the Company unless and until you have exercised this Option by giving the required notice to the Company and paying the exercise price. No adjustments will be made for dividends or other rights if the applicable record date occurs before you exercise this Option, except as described in the Plan.

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No Retention Rights

Neither this Option nor this Agreement gives you the right to be employed or retained by the Company or any Parent, Subsidiary or Affiliate in any capacity. The Company and its Parent, Subsidiaries and Affiliates reserve the right to terminate your Service at any time, with or without cause.

You understand and acknowledge that the vesting of this Option pursuant to the vesting schedule hereof is earned only by your continued Service, or the satisfaction of any other conditions set forth herein, in each case at the will of the Company (not through the act of being hired or being granted this Option). As such, this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as a service provider for the vesting period, for any period, or at all, and shall not interfere in any way with your right or the Company’s or the Service Recipient’s right to terminate your Service at any time, with or without cause.

Adjustments	The number of Shares covered by this Option and the exercise price per Share will be subject to adjustment in the event of a stock split, a stock dividend or a similar change in Shares, and in other circumstances, as set forth in the Plan. The forfeiture provisions and restrictions described above will apply to all new, substitute or additional stock options or securities to which you are entitled by reason of this Award.

Successors and Assigns	Except as otherwise provided in the Plan or this Agreement, every term of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

Notice	Any notice required or permitted under this Agreement will be given in writing, including electronically, and will be deemed effectively given upon the earliest of personal delivery, electronic delivery to the email address assigned to you by the Company or provided by you to the Company, receipt or the third (3rd) full day following mailing with postage and fees prepaid, addressed to the other party hereto at the address last known in the Company’s records or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto.

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The Company may, in its sole discretion, deliver any documents related to your current or future participation in the Plan by electronic means. By accepting this Award, you hereby: (1) consent to receive such documents by electronic means; (2) consent to the use of electronic signatures; and (3) agree to participate in the Plan and/or receive any such documents through an on-line or electronic system established and maintained by the Company or a third party designated by the Company, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions.

Section 409A of the Code	To the extent this Agreement is subject to, and not exempt from, Section 409A of the Code, this Agreement is intended to comply with Section 409A, and its provisions will be interpreted in a manner consistent with such intent. You acknowledge and agree that changes may be made to this Agreement to avoid adverse tax consequences to you under Section 409A.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware without application of the conflicts of law principles thereof.

Governing Document

This Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of the Award, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. Except as expressly provided in this Agreement, in the event of any conflict between the provisions of this Agreement, the Notice of Stock Option Grant, and those of the Plan, the provisions of the Plan will control.

Notwithstanding provisions in this Stock Option Agreement, the Award shall be subject to the additional terms and conditions for Participants outside the U.S. set forth in the Addendum attached hereto, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Addendum constitutes part of this Agreement.

Severability	In the event that all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any section of this Agreement (or part of such a section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.

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Waiver	You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other Participant.

Imposition of Other Requirements	The Company reserves the right to impose other requirements on your participation in the Plan, on the Option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertaking that may be necessary to accomplish the foregoing.

Recoupment	This Option is subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require forfeiture of the Option and repayment or forfeiture of any Stock or other cash or property received with respect to the Option (including any value received from a disposition of the Stock acquired upon exercise of the Option).

No Advice Regarding Grant	The Company and the Service Recipient are not providing any tax, legal or financial advice, nor is the Company or the Service Recipient making any recommendations regarding your participation in the Plan or your acquisition or sale of the underlying Stock. You understand and agree that you should consult with your own personal tax, financial and/or legal advisors regarding the Award and Tax-Related Items arising in connection with the Award and by accepting the Award, you have agreed that you have done so or knowingly and voluntarily declined to do so.

Miscellaneous	You understand and acknowledge that (1) the Plan is established voluntarily by the Company, is discretionary in nature, and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan, (2) the Company has reserved the right to amend, suspend or terminate the Plan at any time, (3) the grant of this Option does not in any way create any contractual or other right to receive additional grants of options (or benefits in lieu of options) at any time or in any amount and no inference shall be drawn from the grant of this Option with respect to the quality of your Service to, or standing with, the Company or any Parent, Subsidiary or Affiliate, and (4) all determinations with respect to any additional grants, including (without limitation) the times when options will be granted, the number of Shares subject to options, the exercise price and the vesting schedule, will be at the sole discretion of the Company.

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The value of this Option will be an extraordinary item outside the scope of your Service contract, if any, and will not be considered a part of your normal or expected compensation for any purpose, including, but not limited to, calculating severance, resignation, redundancy or end-of-service payments, bonuses, service awards, welfare, pension or retirement benefits or similar payments.

You understand and acknowledge that participation in the Plan ceases upon termination of your Service for any reason, except as may explicitly be provided otherwise in the Plan or this Agreement.

You hereby authorize and direct the Service Recipient to disclose to the Company or any other Subsidiary or Affiliate any information regarding your Service, the nature and amount of your compensation and the fact and conditions of your participation in the Plan, as the Service Recipient deems necessary or appropriate to facilitate the administration of the Plan.

You consent to the collection, use and transfer of personal data as described in this subsection. You understand and acknowledge that the Company, the Service Recipient and other Subsidiaries and Affiliates may hold certain personal information regarding you for the purpose of managing and administering the Plan, including (without limitation) your name, home address, telephone number, date of birth, social insurance or other government identification number, salary, nationality, job title, any Stock or directorships held in the Company and details of all options or any other entitlements to Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”). You further understand and acknowledge that the Company, the Service Recipient and its other Subsidiaries or Affiliates will transfer Data among themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan and that the Company may further transfer Data to any third party assisting the Company in the implementation, administration and management of the Plan. You understand and acknowledge that the recipients of Data may be located in the United States or elsewhere, and that the laws of a recipient’s country of operation (e.g., the United States) may not have equivalent privacy protections as local laws where you reside or work. You authorize such recipients to receive, possess, use,

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retain and transfer Data, in electronic or other form, for the purpose of administering your participation in the Plan, including a transfer to any broker or other third party with whom you elect to deposit Shares acquired under the Plan of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf. You may, at any time, view Data, require any necessary modifications of Data, make inquiries about the treatment of Data or withdraw the consents set forth in this subsection by contacting the Human Resources Department of the Company in writing.

You acknowledge and agree that you have reviewed the documents provided to you in relation to the Option in their entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting the Option, and fully understand all provisions of such documents. You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of the Option.

BY SIGNING THE NOTICE OF STOCK OPTION GRANT, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED IN THE AGREEMENT (INCLUDING THE ADDENDUM HERETO) AND IN THE PLAN.

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EXHIBIT A

BLUE LASER FUSION, INC.

2026 STOCK INCENTIVE PLAN

NOTICE OF EXERCISE OF STOCK OPTION

PARTICIPANT INFORMATION:

Name:

Employee Number:

Address:

OPTION INFORMATION:

Grant Date:

Exercise Price per Share:	US$

Total Number of Shares of Blue Laser Fusion, Inc. (the “Company”) Covered by Option:

Type of Stock Option:	☐ Nonstatutory (NSO)

Number of Shares of the Company for which Option is Being Exercised Now:	☐ Incentive (ISO)(the “Purchased Shares”)

Total Exercise Price for the Purchased Shares:	US$

Form of Payment:	☐ Cash or Check for $ payable to “Blue Laser Fusion, Inc.” ☐ Cashless exercise ☐ Net exercise (if permitted by the Committee)

Name(s) in which the Purchased Shares should be Registered:

The Certificate for the Purchased Shares (if any) should be sent to the Following Address:

ACKNOWLEDGMENTS:

1.	I understand that all sales of Purchased Shares are subject to compliance with the Company’s policy on securities trades.

2.	I hereby acknowledge that I received and read a copy of the prospectus describing the Blue Laser Fusion, Inc. 2026 Stock Incentive Plan and the tax consequences of an exercise.

3.

In the case of a nonstatutory option, if I am a U.S. taxpayer, I understand that I must recognize ordinary income equal to the spread between the fair market value of the Purchased Shares on the date of exercise and the exercise price. I further understand that I am required to pay withholding taxes at the time of exercising a nonstatutory option.

4.

In the case of an incentive stock option, I agree to notify the Company if I dispose of the Purchased Shares before I have met both of the tax holding periods applicable to incentive stock options (that is, if I dispose of the Purchased Shares prior to the date that is two (2) years after the Grant Date and one (1) year after the date the option was exercised).

SIGNATURE AND DATE:

, 20

ADDENDUM TO

BLUE LASER FUSION, INC.

2026 STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

ADDITIONAL TERMS AND CONDITIONS FOR PARTICIPANTS OUTSIDE THE U.S.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan or the Stock Option Agreement (the “Option Agreement”).

Terms and Conditions

This Addendum includes additional terms and conditions that govern the Option granted to you under the Plan if you provide Service and/or reside outside the U.S. These terms and conditions are in addition to, or, if so indicated, in place of the terms and conditions set forth in the Option Agreement. If you are a citizen or resident of a country other than the one in which you are currently working and/or residing, transfer to another country after the Option is granted, or are considered a resident of another country for local law purposes, the Company may determine, in its discretion, the extent to which the terms and conditions contained herein will apply to you and the Option.

Notifications

This Addendum also includes important information regarding certain other issues of which you should be aware with respect to participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of June 2026. Such laws are often complex and change frequently. As a result, you should not rely on the information in this Addendum as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time you vest in or exercise the Option, acquire Shares or sell Shares acquired under the Plan. In addition, the information contained in this Addendum is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. You should seek appropriate professional advice as to how the applicable laws in your country may apply to your situation. Finally, if you are a citizen or resident of a country other than in which you are currently working and/or residing, transfer to another country after the Option is granted, or are considered a resident of another country for local law purposes, the information in this Addendum may not apply to you in the same manner.

TERMS AND CONDITIONS APPLICABLE TO ALL PARTICIPANTS OUTSIDE THE U.S.

1. NATURE OF GRANT. In accepting the Award, you understand, acknowledge and agree that:

(a) The grant of the Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of options or benefits in lieu of options, even if options have been granted in the past;

(b) Your participation in the Plan is voluntary;

(c) The Option and the Stock subject to the Option, and the income from and value of same, are not intended to replace any pension rights or compensation;

(d) The future value of the underlying Stock is unknown, indeterminable and cannot be predicted with certainty;

(e) If you acquire Stock upon settlement of the Option, the value of such Stock may increase or decrease;

(f) If the price of the Stock does not increase after the Grant Date, the Option will have no value;

(g) For purposes of the Option, termination of Service will be considered to occur as of the date you are no longer actively providing services to the Company or any Parent, Subsidiary or Affiliate (regardless of the reason for such termination and whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where you are employed or otherwise rendering services or the terms of your employment or other service agreement, if any) and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under applicable laws in the jurisdiction where you are employed or otherwise rendering services, or the terms of your employment or other service agreement, if any); the Committee shall have the discretion to determine when you are no longer actively providing services for purposes of this Option (including whether you may still be considered to be providing services while on a leave of absence);

(h) No claim or entitlement to compensation or damages shall arise from forfeiture of the Option or any portion thereof resulting from (i) the application of any compensation recovery or clawback policy adopted by the Company or otherwise required by law, or (ii) your termination of Service (for any reason whatsoever, whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where you are employed or otherwise rendering services or the terms of your employment or service agreement, if any);

(i) Unless otherwise agreed with the Company, the Option and the Stock subject to the Option, and the income from and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of a Subsidiary or Affiliate; and

(j) Neither the Company nor the Service Recipient shall be liable for any foreign exchange rate fluctuation between your local currency and the U.S. Dollar that may affect the value of the Option or of any amounts due to you pursuant to the Option or the subsequent sale of any Stock acquired upon exercise of the Option.

2.	DATA PRIVACY INFORMATION AND CONSENT.

(a) Data Collection and Usage. The Company and the Service Recipient may collect, process and use certain personal information about you, including, but not limited to, your name, home address, email address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, Stock, directorships held in the Company, details of all Awards or any other entitlement to Stock awarded, canceled, vested, unvested, settled or outstanding in your favor (“Data”), for the legitimate purpose of implementing, administering and managing the Plan. The legal basis, where required, for the collection and processing of Data is your consent.

(b) Plan Administration Service Providers. The Company may transfer Data to a third party stock plan administrator/broker (“Stock Plan Administrator”) which may assist the Company, presently or in future ,with the implementation, administration and management of the Plan. The Company may select different service providers or additional service providers and share Data with such other provider serving in a similar manner. You may be asked to agree on separate terms and data processing practices with the Stock Plan Administrator, with such agreement being a condition to the ability to participate in the Plan.

(c) International Data Transfers. The Company is, and the Stock Plan Administrator may be, based in the United States. Your country or jurisdiction may have different data privacy laws and protections than the U.S. Where required, the Company’s legal basis, for the transfer of Data to the United States, including to the Stock Plan Administrator, is your consent.

(d) Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage your participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws. This period may extend beyond your period of Service, plus any additional time periods necessary for compliance with law, exercise or defense of legal rights, archiving back-up and deletion purposes.

(e) Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment or other service with the Service Recipient will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant Awards to you or administer or maintain such Awards. You understand that the Date will still be processed in relation to your employment or other service for record-keeping purposes.

(f) Data Subject Rights. You may have a number of rights under data privacy laws in your jurisdiction. Depending on where you are based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in your jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, you can contact your local human resources representative.

3. SECURITIES LAW NOTICE. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Stock, the Company shall not be required to deliver any Shares issuable upon exercise of the Option prior to the completion of any registration or qualification of the shares under any U.S. or non-U.S. local, state or federal securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. local, state or federal governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, you agree that the Company shall have unilateral authority to amend the Plan and the Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.

4. LANGUAGE. You acknowledge you are sufficiently proficient in English, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms of this Agreement and any other documents related to the Plan. If you have received this Agreement or any other documents related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise required by applicable law.

5. FOREIGN ASSET/ACCOUNT REPORTING. You acknowledge that there may be certain foreign asset and/or account reporting requirements which may affect your ability to acquire or hold Stock acquired under the Plan or cash received from participating in the Plan in an escrow, trust, brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the applicable authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of participation in the Plan to your country within a certain time after receipt. You acknowledge that it is your responsibility to be compliant with such regulations, and you should consult your personal tax, legal and financial advisors for any details.

6. INSIDER TRADING/MARKET ABUSE LAWS. You acknowledge that you may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions including the United States and, if different, your country, your broker’s country and/or the country where the Stock is listed, which may affect your ability to accept or otherwise acquire, or sell, attempt to sell or otherwise dispose of, Stock or rights to Stock (e.g., Options) or rights linked to the value of the Stock (e.g., phantom awards, futures) during such times as you are considered to have “inside in formation” regarding the Company (as defined by the laws or regulations in the applicable jurisdiction) or the trade in Stock or the trade in rights to Stock under the Plan. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you place before you possessed inside information. Furthermore, you could be prohibited from (1) disclosing the inside information to any third party (other than on a “need to know” basis) and (2) “tipping” third parties or otherwise causing them to buy or sell Company securities; including “third parties” who are fellow employees. Any restrictions under these laws or regulations may be separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.

COUNTRY-SPECIFIC TERMS, CONDITIONS AND NOTIFICATIONS

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